EXHIBIT I-A

                       CINERGY CORP. CAPITALIZATION

                                Actual

                          September 30, 1997

                          $ Millions     Percentage

Debt:
  First Mortgage Bonds    $   1,184
  Other Long-term Debt          950
  Short-term Debt             1,245
                              3,379         55.9%

Preferred Stock                 178          2.9%

Common Equity:
  Common Stock                    2
  Paid-in Capital             1,571
  Retained Earnings             921
                              2,494         41.2%

Total Capitalization      $   6,051        100.0%

The following table sets forth Cinergy's proforma capitalization, assuming that the entire amount of non-recourse debt applicable to Exempt Entities which is attributable to Cinergy's ownership interest ($800 million) is consolidated. It should be noted that such consolidation is inconsistent with the requirements of GAAP, and is being provided to the staff of the Securities and Exchange Commission solely at its request.


                              Pro Forma

                          September 30, 1997


                            $ Millions     Percentage

Debt:
  First Mortgage Bonds      $    1,184
  Other Long-term Debt           1,750
  Short-term Debt                1,245
                                 4,179         61.0%
Preferred Stock                   178           2.6%

Common Equity:
  Common Stock                      2
  Paid-in Capital               1,571
  Retained Earnings               921
                                2,494          36.4%

Total Capitalization       $    6,851         100.0%